Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2011 Results

PITTSBURGH, PA – July 27, 2011 - Mastech Holdings, Inc. (NYSE Amex: MHH – News), a national provider of Information Technology and Specialized Healthcare staffing services, announced today its financial results for the second quarter ended June 30, 2011.

Second Quarter Results:

Revenues for the quarter were $22.1 million which represented a 31% increase over the corresponding quarter last year. Gross profit in the second quarter of 2011 totaled $4.4 million or approximately $1.1 million greater than those achieved during the second quarter of 2010. Gross margin for the second quarter of 2011 was 20.1%, slightly above the 19.9% generated during the second quarter of 2010. Consolidated net income for the second quarter of 2011 totaled $382,000 or $0.10 per diluted share, compared to $109,000 or $0.03 per diluted share, in the same period last year.

Demand for our IT staffing services increased during the second quarter of 2011 as we grew our billable consultant headcount by 12.3%. Market conditions in healthcare continue to show some signs of improvement and we were able to achieve sequential revenue growth for the fourth consecutive quarter.

Thomas Moran, Chief Executive Officer of Mastech stated, “I’m pleased to report that during the quarter we grew total revenues by 11% sequentially over first quarter and by 31% on a year- over-year basis, while materially improving our earnings per share performance from both first quarter 2011 as well as from the second quarter of 2010. This solid performance reflects investments that we have made in our operating structure over the past several quarters. While we will continue to invest in our organization to support our organic growth objectives, we would expect the rate of investment to decline from previous quarters.”

Commenting on the Company’s financial position, Jack Cronin, Chief Financial Officer, stated, “Our balance sheet remains strong with $5.3 million of cash on hand, no outstanding bank debt and access to $9.3 million of credit under our existing revolving credit facility. During the quarter our accounts receivable balance increased in support of our revenue growth. However, this increase was mitigated by an improvement of 2-days to our accounts receivable days sales outstanding measurement (DSO).”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. EDT on July 27, 2011 to discuss these results and to answer questions. A live webcast of this conference call will be available on the company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 3, 2011.

About Mastech Holdings, Inc.:

Leveraging the power of over 20 years of IT experience, Mastech (NYSE Amex: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations and Specialized Healthcare Staffing services to hospitals and other healthcare facilities. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2010.

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For more information, contact:

Donna Mascia

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(unaudited)

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$5,333	$6,334
Accounts receivable, net	11,702	9,721
Prepaid and other current assets	564	1,395
Deferred income taxes	220	177

Total current assets	17,819	17,627

Equipment, enterprise software and leasehold improvements, net	187	185

Goodwill and intangible assets, net	478	498

Investment in unconsolidated affiliate	3	5

Deferred income taxes	115	82

Total assets	$18,602	$18,397

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,202	$2,695
Accrued payroll and related costs	3,328	3,024
Deferred revenue and other liabilities	274	330

Total current liabilities	5,804	6,049

Total liabilities	5,804	6,049

Shareholders’ equity:
Common stock, par value $0.01 per share	37	37
Additional paid-in capital	10,123	9,962
Retained earnings	2,768	2,349
Treasury stock, at cost	(130)	—

Total shareholders’ equity	12,798	12,348

Total liabilities and shareholders’ equity	$18,602	$18,397

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2011	2010	2011	2010

Revenues	$22,115	$16,920	$42,016	$32,637

Cost of revenues	17,677	13,556	33,734	26,198

Gross profit	4,438	3,364	8,282	6,439

Selling, general and administrative	3,817	3,175	7,595	6,137

Income from operations	621	189	687	302

Other income/(expense), net	(7)	(8)	(14)	(14)

Income before income taxes	614	181	673	288

Income tax expense	232	72	254	116

Net income	$382	$109	$419	$172

Earnings per share:
Basic	$0.10	$0.03	$0.11	$0.05

Diluted	$0.10	$0.03	$0.11	$0.05

Weighted average common shares outstanding:
Basic	3,673	3,676	3,682	3,655

Diluted	3,755	3,749	3,777	3,739